Exhibit 99.3

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated September 5, 2026 is entered into by and amongst (a) solely for purposes of Sections 1, 3, 4 and 5, Centurium Holdings Ltd. (“Centurium Holdings”), (b) CCM Success Limited (the “General Partner”), as the general partner of CCM Success L.P., a Cayman Islands exempted limited partnership (the “Partnership”) and (c) MIC Industrial Investments 4 RSC Ltd (the “Investor”). Reference is made to the amended and restated agreement of exempted limited partnership of the Partnership, as amended, restated, supplemented, waived or otherwise modified from time to time (the “Partnership Agreement”). Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Partnership Agreement.

WHEREAS, the General Partner (and with respect to Sections 1, 3, 4 and 5 only, Centurium Holdings) has agreed to provide certain undertakings in connection with the Transaction as contemplated by the Transaction Agreements;

NOW THEREFORE, the General Partner, Centurium Holdings (with respect to Sections 1, 3, 4 and 5 only) and the Investor agree as follows:

1.            Board Nomination Rights. For so long as the Investor continues to hold, directly or indirectly (including through the Partnership and/or the Intermediate Holding Entity) at least 5% of the total issued and outstanding shares of the Portfolio Company (on an as-converted basis) and the Investor is not a Defaulting Partner (such conditions, the “Board Nomination Conditions”), the Investor shall be entitled to nominate one (1) individual (the “Investor Nominee”) to serve on the board of directors of the Portfolio Company (the “Portfolio Company Board”) in accordance with the following sentence. For so long as the Board Nomination Conditions are met, to the extent that (i) the Investor has notified the General Partner or its Affiliates of the identity of the Investor Nominee in writing, (ii) the Investor Nominee has completed the know-your-client, anti-money laundering or similar diligence requirements of the Portfolio Company to the Portfolio Company’s reasonable satisfaction, and (iii) the Investor Nominee has not already been appointed to the Portfolio Company Board at a board meeting or by written consent of the other directors of the Portfolio Company Board within sixty (60) days following the later of (x) receipt by the General Partner or its Affiliates of the notice in clause (i) and (y) the Transaction Closing Date, the General Partner and Centurium Holdings shall, and shall cause their Affiliates (including, for the avoidance of doubt, Centurium Investment Limited) to, as soon as reasonably practicable (a) submit the appointment of the Investor Nominee to the Portfolio Company Board and the shareholders of the Portfolio Company for approval, and (b) vote or cause to be voted all shares of the Portfolio Company over which they and their Affiliates have voting power in favour of the appointment of the Investor Nominee to the Portfolio Company Board. The Investor shall have the right, from time to time (and for so long as the Board Nomination Conditions are met), to remove the Investor Nominee and designate a replacement Investor Nominee in accordance with the terms of this provision, and the General Partner and Centurium Holdings shall, and shall cause their Affiliates (including, for the avoidance of doubt, Centurium Investment Limited) to, take all actions described in this provision (including submitting such removal and replacement to the Portfolio Company Board and the shareholders of the Portfolio Company for approval, and voting or causing to be voted all shares of the Portfolio Company over which they and their Affiliates have voting power) as promptly as practicable to effect such removal and replacement. If any Board Nomination Condition ceases to be met, the Investor shall procure the Investor Nominee to resign from the Portfolio Company Board and, for as long as such Board Nomination Condition is not met, the Investor shall not have the right to nominate any individual for consideration to serve on the Portfolio Company Board.

2.            Class B Shares Ownership Undertaking. The General Partner undertakes to the Limited Partners that the General Partner shall procure that Centurium Investment Limited shall maintain its legal and beneficial ownership in all of the Class B Shares in the Portfolio Company held as of the Transaction Closing Date prior to the Partnership completing a full disposal of its Portfolio Company securities, save for any disposal which has received the prior written approval of the Limited Partners holding a majority of the aggregate Commitments held by such Persons; provided that the foregoing undertaking shall not apply to any involuntary transfer as a result of the enforcement of any share security pursuant to any debt financing arrangement in relation to such Class B Shares.

3.            Effectiveness; Term. This Agreement and all covenants and agreements contained herein (other than this Section 3, which shall become effective as of the date hereof) shall become effective upon the completion of the acquisition of the Portfolio Company securities by the Intermediate Holding Entity in accordance with the Transaction Agreements. This Agreement shall terminate upon the earlier of the date on which (i) the Partnership and/or the Intermediate Holding Entity ceases to hold any Portfolio Company securities and (ii) the Investor (or its Affiliates) ceases to hold any Limited Partner interest in the Partnership.

4.            Third Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person that is not a party hereto and this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto; provided that Section 2 of this Agreement is made for the benefit of the Limited Partners and shall be enforceable by the Limited Partners holding a majority of the aggregate Commitments held by such Persons as if such Limited Partners were parties hereto.

5.            Miscellaneous. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The terms of this Agreement shall be binding upon, and inure to the benefit of the Partnership and its successors and assigns. No term or provision of this Agreement may be amended, changed, waived, discharged or terminated, except by a written instrument signed by the General Partner, the Limited Partners holding a majority of the aggregate Commitments held by such Persons and with respect to Sections 1, 3, 4 and 5 only, Centurium Holdings. This Agreement shall in all respects be governed by, and construed in accordance with the internal laws and judicial decisions (as opposed to conflict of law provisions) of the Cayman Islands, including all matters of construction, validity and performance. In the event of a conflict between the provisions of this Agreement and the Partnership Agreement or the letter agreement entered into by the Investor and the General Partner as of the date hereof, the provisions of this Agreement shall control. This Agreement may be executed in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. The rights and obligations arising under this Agreement may not be assigned by the Investor without the prior written consent of the General Partner; provided that, the General Partner shall not withhold such consent in relation to an assignment of this Agreement to any Affiliate of the Investor to whom the Investor has assigned all of their Limited Partner interest in the Partnership.

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IN WITNESS WHEREOF, the undersigned have executed and unconditionally delivered this Agreement as a deed with effect from the date first above written.

CCM SUCCESS LIMITED

in the presence of:	EXECUTED AS A DEED

/s/ Nina Li	By:	/s/ Chan Fai Hung
Witness	Name:	Chan Fai Hung
	Title:	Director

CENTURIUM HOLDINGS LTD. (solely for purposes of Sections 1, 3, 4 and 5)

in the presence of:	EXECUTED AS A DEED

/s/ Cindy Zhang	By:	/s/ Hui Li
Witness	Name:	Hui Li
	Title:	Director

MIC INDUSTRIAL INVESTMENTS 4 RSC LTD

in the presence of:	EXECUTED AS A DEED

/s/ Basma M. A. Ayoub Ayoub	By:	/s/ Mohamed Albadrsharif Shaikh Abubaker Alshateri
Witness	Name:	Mohamed Albadrsharif Shaikh Abubaker Alshateri
	Title:	Authorized Signatory

in the presence of:	EXECUTED AS A DEED

/s/ Basma M. A. Ayoub Ayoub	By:	/s/ Hernan Daniel Pellegrini
Witness	Name:	Hernan Daniel Pellegrini
	Title:	Authorized Signatory